ICO, Inc. Announces the Results of the
Special Meeting of Shareholders

HOUSTON, TEXAS, April 28, 2010 – ICO, Inc. (Nasdaq GM: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that it held its special meeting of shareholders to vote on the proposed merger with A. Schulman, Inc. (Nasdaq GS:SHLM).  ICO is pleased to report that its shareholders approved the merger by the requisite vote, and the transaction is expected to close on April 30, 2010.

About ICO, Inc.

With 20 locations in 9 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.  Contact:  CFO – Bradley T. Leuschner at 713-351-4100.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

A number of the matters discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters.  Such risks and uncertainties include:  the failure to satisfy conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in A. Schulman’s and ICO’s respective reports filed with the SEC, including A. Schulman’s annual report on Form 10-K for the year ended August 31, 2009, and quarterly report on Form 10-Q for the quarter ended February 28, 2010, and ICO’s annual report on Form 10-K for the year ended September 30, 2009, and quarterly report on Form 10-Q for the quarter ended December 31, 2009, in each case, as such reports may have been amended.  This document speaks only as of its date, and A. Schulman and ICO each disclaims any duty to update the information herein.

Should one or more of such risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.  Any forward-looking statements are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any such forward-looking statements to reflect subsequent events or circumstances.